Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its First Quarter Ended March 31, 2020

MECHANICSBURG, PENNSYLVANIA — April 30, 2020 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced results for its first quarter ended March 31, 2020.

For the first quarter ended March 31, 2020, net operating revenues increased 6.8% to $1,414.6 million, compared to $1,324.6 million for the same quarter, prior year. Income from operations increased 15.2% to $128.7 million for the first quarter ended March 31, 2020, compared to $111.7 million for the same quarter, prior year. Net income increased 32.1% to $70.4 million for the first quarter ended March 31, 2020, compared to $53.3 million for the same quarter, prior year. For both the first quarters ended March 31, 2020 and 2019, net income included pre-tax gains on sales of businesses of $7.2 million and $6.5 million, respectively. Adjusted EBITDA increased 10.1% to $187.3 million for the first quarter ended March 31, 2020, compared to $170.1 million for the same quarter, prior year. Earnings per common share increased to $0.40 on a fully diluted basis for the first quarter ended March 31, 2020, compared to $0.30 for the same quarter, prior year. Adjusted earnings per common share was $0.37 on a fully diluted basis for the first quarter ended March 31, 2020, compared to $0.27 for the same quarter, prior year. Adjusted earnings per common share excludes the gains on sales of businesses and their related tax effects for both of the quarters ended March 31, 2020 and 2019. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table VI of this release. A reconciliation of earnings per common share to adjusted earnings per common share is presented in table VII of this release.

Please refer to “Effects of the COVID-19 Pandemic on Select Medical’s Results of Operations” for further discussion regarding the impact of the coronavirus disease 2019 (“COVID-19”) pandemic on Select Medical’s operating results for the first quarter ended March 31, 2020.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, the outpatient rehabilitation segment, and the Concentra segment. As of March 31, 2020, Select Medical operated 101 critical illness recovery hospitals in 28 states, 29 rehabilitation hospitals in 12 states, and 1,753 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 523 occupational health centers in 41 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. At March 31, 2020, Select Medical had operations in 47 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Critical Illness Recovery Hospital Segment

For the first quarter ended March 31, 2020, net operating revenues for the critical illness recovery hospital segment increased 9.4% to $500.5 million, compared to $457.5 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 21.3% to $88.6 million for the first quarter ended March 31, 2020, compared to $73.0 million for the same quarter, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 17.7% for the first quarter ended March 31, 2020, compared to 16.0% for the same quarter, prior year. Certain critical illness recovery hospital key statistics are presented in table V of this release for both the first quarters ended March 31, 2020 and 2019.

Rehabilitation Hospital Segment

For the first quarter ended March 31, 2020, net operating revenues for the rehabilitation hospital segment increased 17.8% to $182.0 million, compared to $154.6 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 49.5% to $38.6 million for the first quarter ended March 31, 2020, compared to $25.8 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 21.2% for the first quarter ended March 31, 2020, compared to 16.7% for the same quarter, prior year. For the first quarter ended March 31, 2019, the Adjusted EBITDA results for the rehabilitation hospital segment include start-up losses of approximately $2.8 million. Certain rehabilitation hospital key statistics are presented in table V of this release for both the first quarters ended March 31, 2020 and 2019.

Outpatient Rehabilitation Segment

For the first quarter ended March 31, 2020, net operating revenues for the outpatient rehabilitation segment increased 3.4% to $255.2 million, compared to $246.9 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $27.1 million for the first quarter ended March 31, 2020, compared to $29.0 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 10.6% for the first quarter ended March 31, 2020, compared to 11.7% for the same quarter, prior year. Certain outpatient rehabilitation key statistics are presented in table V of this release for both the first quarters ended March 31, 2020 and 2019.

Concentra Segment

For the first quarter ended March 31, 2020, net operating revenues for the Concentra segment increased 0.6% to $398.5 million, compared to $396.3 million for the same quarter, prior year. Adjusted EBITDA for the Concentra segment was $61.5 million for the first quarter ended March 31, 2020, compared to $66.3 million for the same quarter, prior year. The Adjusted EBITDA margin for the Concentra segment was 15.4% for the first quarter ended March 31, 2020, compared to 16.7% for the same quarter, prior year. Certain Concentra key statistics are presented in table V of this release for both the first quarters ended March 31, 2020 and 2019.

Effects of the COVID-19 Pandemic on Select Medical’s Results of Operations

The broader implications of the COVID-19 pandemic on Select Medical’s results of operations and overall financial performance remain uncertain. Select Medical is a healthcare service provider that provides patient care services in both inpatient and outpatient settings. Select Medical has provided certain additional performance metrics to assist readers in understanding how the COVID-19 pandemic impacted each of its segments during the one month ended March 31, 2020, including its (i) net operating revenues and Adjusted EBITDA for the two months ended February 29, 2020 and February 28, 2019, (ii) net operating revenues and Adjusted EBITDA for the one month ended March 31, 2020 and 2019, (iii) net operating revenues and Adjusted EBITDA for the quarters ended March 31, 2020 and 2019, and (iv) certain operating statistics for each of the aforementioned periods.

Critical Illness Recovery Hospital Segment. Select Medical’s critical illness recovery hospitals are a key part of the inpatient hospital continuum of care. Both the Centers for Medicare & Medicaid Services (“CMS”) and Congress acted to temporarily suspend certain regulations concerning length of stay requirements, which impact Select Medical’s critical illness recovery hospitals, in order to facilitate the transfer of patients from general acute care hospitals. This was done in order to expand hospital bed capacity to care for COVID-19 patients. As COVID-19 has spread in the general acute care hospitals in many markets where it operates, Select Medical has admitted patients with COVID-19 and has faced the challenging task of treating them while attempting to protect its patients and staff members who do not have COVID-19. The hospitals have followed CDC guidelines, directives and recommendations with regard to the use of personal protective equipment and the isolation and treatment of patients with COVID-19. The pandemic has caused, and will continue to cause, disruptions in Select Medical’s critical illness recovery hospitals, which include, in some cases, the addition or reduction of beds, the creation of isolated units and spaces, temporary increases or restrictions on admissions, the incurrence of additional costs, staff illnesses, and the increased use of contract clinical labor.

Rehabilitation Hospital Segment. Select Medical’s rehabilitation hospitals receive most of their admissions from general acute care hospitals. Both CMS and Congress acted to temporarily suspend certain regulations that govern admissions into rehabilitation hospitals to facilitate the transfer of patients from general acute care hospitals and critical illness recovery hospitals. This was done in order to expand hospital bed capacity to care for COVID-19 patients. As COVID-19 has spread in the general acute care hospitals in many markets where it operates, Select Medical has admitted patients with COVID-19 and has faced the challenging task of treating them while attempting to protect its patients and staff members who do not have COVID-19. The hospitals have followed CDC guidelines, directives and recommendations with regard to the use of personal protective equipment and the isolation and treatment of patients with COVID-19. The pandemic has caused, and will continue to cause, disruptions in Select Medical’s rehabilitation hospitals, which include, in some cases, the addition or reduction of beds, the creation of isolated units and spaces, temporary restrictions on admissions, the incurrence of additional costs, staff illnesses, and the increased use of contract clinical labor. Additionally, elective surgeries at hospitals and other facilities have been suspended which is reducing the need for inpatient rehabilitation services.

Outpatient Rehabilitation Segment. Beginning in mid-March, hospitals and other facilities began to suspend elective surgeries. Additionally, state governments in the areas experiencing the most significant growth of COVID-19 infections began implementing mandatory closures of non-essential or non-life sustaining businesses, restrictions on individual activities outside of the home, restrictions on travel, and closures of schools. These actions continued to expand throughout March and by the end of March, most states implemented significant restrictions on businesses and individuals. The suspension of elective surgeries at hospitals and other facilities and the reduction of physician office visits combined with recommendations of social distancing and the other items noted above have had significant effects on patient visit volumes. As a result, Select Medical has temporarily consolidated the operations of some of its clinics by transferring staff and patients.

Concentra Segment. Beginning in mid-March, state governments in the areas experiencing the most significant growth of COVID-19 infections began implementing mandatory closures of non-essential or non-life sustaining businesses. These actions have continued to expand throughout March. By the end of March, most states implemented significant restrictions on businesses. These actions have had significant effects on patient visit volumes as employers have furloughed workforces and temporarily ceased operations or have significantly reduced their operations. As a result, Select Medical has temporarily consolidated the operations of some of its centers by transferring staff and patients.

Select Medical provided below certain performance measures and operating statistics used by management to help illustrate the impact of the COVID-19 pandemic on its operating results. For the quarter ended March 31, 2020, Select Medical defined the pre-COVID-19 outbreak period as the two months ended February 29, 2020, and the post-COVID-19 outbreak period as the one month ended March 31, 2020. Select Medical provided prior year comparative data for the pre-COVID-19 and post-COVID-19 outbreak periods presented. The following performance measures and operating statistics should be considered in conjunction with the operating results for the full quarter ended March 31, 2020. The performance measures and operating statistics presented for the two months ended February 29, 2020 and the one month ended March 31, 2020 are, when combined, equal to the performance measures and operating statistics presented for the full quarter ended March 31, 2020. The same is true for the prior year comparative data.

	Two Months Ended February			One Month Ended March			Three Months Ended March
	2019	2020	% Change	2019	2020	% Change	2019	2020
Selected financial data:
Net operating revenues:
Critical illness recovery hospital	$295,385	$328,613	11.2%	$162,149	$171,908	6.0%	$457,534	$500,521
Rehabilitation hospital	98,695	122,363	24.0	55,863	59,656	6.8	154,558	182,019
Outpatient rehabilitation	161,758	179,163	10.8	85,147	76,086	(10.6)	246,905	255,249
Concentra	259,816	274,926	5.8	136,505	123,609	(9.4)	396,321	398,535
Other(1)	38,532	54,283	40.9	30,781	24,025	(21.9)	69,313	78,308
Total Company	$854,186	$959,348	12.3%	$470,445	$455,284	(3.2)%	$1,324,631	$1,414,632
Income (loss) from operations:
Critical illness recovery hospital	$36,355	$48,395	33.1%	$25,192	$27,839	10.5%	$61,547	$76,234
Rehabilitation hospital	11,605	22,855	96.9	7,790	8,827	13.3	19,395	31,682
Outpatient rehabilitation	12,623	18,289	44.9	9,336	1,615	(82.7)	21,959	19,904
Concentra	23,373	29,624	26.7	17,214	8,188	(52.4)	40,587	37,812
Other(1)	(22,432)	(24,868)	(10.9)	(9,332)	(12,086)	(29.5)	(31,764)	(36,954)
Total Company	$61,524	$94,295	53.3%	$50,200	$34,383	(31.5)%	$111,724	$128,678
Adjusted EBITDA:
Critical illness recovery hospital	$44,035	$56,648	28.6%	$28,963	$31,922	10.2%	$72,998	$88,570
Rehabilitation hospital	15,908	27,448	72.5	9,889	11,121	12.5	25,797	38,569
Outpatient rehabilitation	17,265	23,062	33.6	11,726	4,060	(65.4)	28,991	27,122
Concentra	40,785	45,537	11.7	25,473	15,929	(37.5)	66,258	61,466
Other(1)	(17,278)	(19,281)	(11.6)	(6,649)	(9,113)	(37.1)	(23,927)	(28,394)
Total Company	$100,715	$133,414	32.5%	$69,402	$53,919	(22.3)%	$170,117	$187,333
Adjusted EBITDA margins:
Critical illness recovery hospital	14.9%	17.2%		17.9%	18.6%		16.0%	17.7%
Rehabilitation hospital	16.1	22.4		17.7	18.6		16.7	21.2
Outpatient rehabilitation	10.7	12.9		13.8	5.3		11.7	10.6
Concentra	15.7	16.6		18.7	12.9		16.7	15.4
Other(1)	N/M	N/M		N/M	N/M		N/M	N/M
Total Company	11.8%	13.9%		14.8%	11.8%		12.8%	13.2%

	Two Months Ended February			One Month Ended March			Three Months Ended March
	2019	2020	% Change	2019	2020	% Change	2019	2020
Operating statistics:
Critical illness recovery hospital:
Admissions	6,303	6,427	2.0%	3,153	3,106	(1.5)%	9,456	9,533
Patient days	167,044	178,627	6.9%	91,085	91,831	0.8%	258,129	270,458
Occupancy rate	70%	70%		73%	70%		71%	70%
Rehabilitation hospital:
Admissions	3,758	4,412	17.4%	2,078	1,921	(7.6)%	5,836	6,333
Patient days	52,876	63,924	20.9%	29,940	30,644	2.4%	82,816	94,568
Occupancy rate	75%	81%		78%	76%		76%	79%
Outpatient rehabilitation:
Number of visits	1,345,617	1,496,232	11.2%	708,866	626,433	(11.6)%	2,054,483	2,122,665
Concentra:
Number of visits	1,904,663	1,997,810	4.9%	1,006,944	879,585	(12.6)%	2,911,607	2,877,395

(1)	Other includes corporate administration and shared services, as well as employee leasing services with non-consolidating subsidiaries.

N/M	Not meaningful

Stock Repurchase Program

The board of directors of Select Medical has authorized a common stock repurchase program to repurchase up to $500.0 million worth of shares of its common stock. The program has been extended until December 31, 2020, and will remain in effect until then, unless further extended or earlier terminated by the board of directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate. Select Medical funds this program with cash on hand and borrowings under its revolving credit facility.

During the quarter ended March 31, 2020, Select Medical repurchased 491,559 shares at a cost of approximately $8.7 million, an average cost per share of $17.68, which includes transaction costs. Since the inception of the program through March 31, 2020, Select Medical has repurchased 38,580,908 shares at a cost of approximately $356.6 million, or $9.24 per share, which includes transaction costs.

Conference Call

Select Medical will host a conference call regarding its first quarter results, as well as its business outlook and the impact of the COVID-19 pandemic on each of its reportable segments, on Friday, May 1, 2020, at 9:00am ET. The domestic dial in number for the call is 1-866-440-2669. The international dial in number is 1-409-220-9844. The conference ID for the call is 2296334. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 12:00pm ET, May 8, 2020. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The conference ID for the replay will be 2296334. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•	developments related to the COVID-19 pandemic including, but not limited to, the duration and severity of the pandemic, additional measures taken by government authorities and the private sector to limit the spread of COVID-19, and further legislative and regulatory actions which impact healthcare providers, including actions that may impact the Medicare program;

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in net operating revenues, an increase in costs, and a reduction in profitability;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions and our ability to realize anticipated synergies;

•	private third-party payors for our services may adopt payment policies that could limit our future net operating revenues and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers, or the inability to attract or retain healthcare professionals due to the heightened risk of infection related to the COVID-19 pandemic, could increase our operating costs significantly or limit our ability to staff our facilities;

•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the quarterly reports on Form 10-Q and of the annual report on Form 10-K for the year ended December 31, 2019.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2019 and 2020

(In thousands, except per share amounts, unaudited)

	2019	2020	% Change
Net operating revenues	$1,324,631	$1,414,632	6.8%

Costs and expenses:
Cost of services	1,132,092	1,200,371	6.0
General and administrative	28,677	33,831	18.0
Depreciation and amortization	52,138	51,752	(0.7)

Income from operations	111,724	128,678	15.2

Equity in earnings of unconsolidated subsidiaries	4,366	2,588	(40.7
Gain on sale of businesses	6,532	7,201	N/M
Interest expense	(50,811)	(46,107)	(9.3)

Income before income taxes	71,811	92,360	28.6

Income tax expense	18,467	21,912	18.7

Net income	53,344	70,448	32.1

Less: Net income attributable to non-controlling interests	12,510	17,323	38.5

Net income attributable to Select Medical	$40,834	$53,125	30.1%

Diluted earnings per common share:(1)	$0.30	$0.40

(1)	Refer to table II for calculation of earnings per common share.

N/M	Not meaningful

II. Earnings per Share

For the Three Months Ended March 31, 2019 and 2020

(In thousands, except per share amounts, unaudited)

Select Medical’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), Select Medical applies the two-class method because its unvested restricted stock awards are participating securities which are entitled to participate equally with its common stock in undistributed earnings.

The following table sets forth the net income attributable to Select Medical, its common shares outstanding, and its participating securities outstanding for the three months ended March 31, 2019 and 2020:

	Diluted EPS
	Three Months Ended March 31,
	2019	2020
Net income	$53,344	$70,448
Less: net income attributable to non-controlling interests	12,510	17,323
Net income attributable to Select Medical	40,834	53,125
Less: net income attributable to participating securities	1,343	1,818
Net income attributable to common shares	$39,491	$51,307

The following tables set forth the computation of EPS under the two-class method for the three months ended March 31, 2019 and 2020:

	Three Months Ended March 31,
	2019			2020
	Net Income Allocation	Shares(1)	Diluted EPS	Net Income Allocation	Shares(1)	Diluted EPS
Common shares	$39,491	130,861	$0.30	$51,307	129,638	$0.40
Participating securities	1,343	4,449	$0.30	1,818	4,594	$0.40
Total	$40,834			$53,125

(1)	Represents the weighted average share count outstanding during the period.

III. Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2019	March 31, 2020
Assets
Current Assets:
Cash and cash equivalents	$335,882	$73,163
Accounts receivable	762,677	816,405
Other current assets	114,433	108,462
Total Current Assets	1,212,992	998,030
Operating lease right-of-use assets	1,003,986	1,014,969
Property and equipment, net	998,406	978,547
Goodwill	3,391,955	3,391,078
Identifiable intangible assets, net	409,068	405,374
Other assets	323,881	327,569
Total Assets	$7,340,288	$7,115,567
Liabilities and Equity
Current Liabilities:
Payables and accruals	$681,163	$613,909
Current operating lease liabilities	207,950	212,884
Current portion of long-term debt and notes payable	25,167	17,161
Total Current Liabilities	914,280	843,954
Non-current operating lease liabilities	852,897	860,796
Long-term debt, net of current portion	3,419,943	3,553,056
Non-current deferred tax liability	148,258	158,782
Other non-current liabilities	101,334	103,783
Total Liabilities	5,436,712	5,520,371
Redeemable non-controlling interests	974,541	620,377
Total equity	929,035	974,819
Total Liabilities and Equity	$7,340,288	$7,115,567

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IV. Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2019 and 2020

(In thousands, unaudited)

	2019	2020
Operating activities
Net income	$53,344	$70,448
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	7,872	8,479
Depreciation and amortization	52,138	51,752
Provision for bad debts	1,567	199
Equity in earnings of unconsolidated subsidiaries	(4,366)	(2,588)
Gain on sale of assets and businesses	(6,233)	(7,339)
Stock compensation expense	6,255	6,903
Amortization of debt discount, premium and issuance costs	3,231	553
Deferred income taxes	(81)	9,364
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(74,752)	(53,928)
Other current assets	(7,523)	27
Other assets	57,319	2,248
Accounts payable and accrued expenses	(64,839)	(53,447)
Income taxes	17,830	11,413
Net cash provided by operating activities	41,762	44,084
Investing activities
Business combinations, net of cash acquired	(6,120)	(6,833)
Purchases of property and equipment	(49,073)	(39,208)
Investment in businesses	(27,608)	(9,848)
Proceeds from sale of assets and businesses	2	11,230
Net cash used in investing activities	(82,799)	(44,659)
Financing activities
Borrowings on revolving facilities	360,000	460,000
Payments on revolving facilities	(220,000)	(295,000)
Payments on term loans	(132,685)	(39,843)
Borrowings of other debt	8,290	6,487
Principal payments on other debt	(6,155)	(8,099)
Repurchase of common stock	—	(8,691)
Increase in overdrafts	6,050	—
Proceeds from issuance of non-controlling interests	3,425	1,679
Distributions to and purchases of non-controlling interests	(5,251)	(12,474)
Purchase of membership interests of Concentra Group Holdings Parent	—	(366,203)
Net cash provided by (used in) financing activities	13,674	(262,144)
Net decrease in cash and cash equivalents	(27,363)	(262,719)
Cash and cash equivalents at beginning of period	175,178	335,882
Cash and cash equivalents at end of period	$147,815	$73,163
Supplemental information
Cash paid for interest	$37,199	$67,885
Cash paid for taxes	718	1,135

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V. Key Statistics

For the Three Months Ended March 31, 2019 and 2020

(unaudited)

	2019 (g)	2020	% Change
Critical Illness Recovery Hospital
Number of hospitals – end of period(a)	97	101
Net operating revenues (,000)	$457,534	$500,521	9.4%
Number of patient days(b)(c)	258,129	270,458	4.8%
Number of admissions(b)(d)	9,456	9,533	0.8%
Net revenue per patient day(b)(e)	$1,759	$1,839	4.5%
Adjusted EBITDA (,000)	$72,998	$88,570	21.3%
Adjusted EBITDA margin	16.0%	17.7%
Rehabilitation Hospital
Number of hospitals – end of period(a)	27	29
Net operating revenues (,000)	$154,558	$182,019	17.8%
Number of patient days(b)(c)	82,816	94,568	14.2%
Number of admissions(b)(d)	5,836	6,333	8.5%
Net revenue per patient day(b)(e)	$1,633	$1,732	6.1%
Adjusted EBITDA (,000)	$25,797	$38,569	49.5%
Adjusted EBITDA margin	16.7%	21.2%
Outpatient Rehabilitation
Number of clinics – end of period(a)	1,684	1,753
Net operating revenues (,000)	$246,905	$255,249	3.4%
Number of visits(b)	2,054,483	2,122,665	3.3%
Revenue per visit(b)(f)	$103	$104	1.0%
Adjusted EBITDA (,000)	$28,991	$27,122	(6.4)%
Adjusted EBITDA margin	11.7%	10.6%
Concentra
Number of centers – end of period(b)	525	523
Net operating revenues (,000)	$396,321	$398,535	0.6%
Number of visits(b)	2,911,607	2,877,395	(1.2)%
Revenue per visit(b)(f)	$124	$123	(0.8)%
Adjusted EBITDA (,000)	$66,258	$61,466	(7.2)%
Adjusted EBITDA margin	16.7%	15.4%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to our hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Net revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at our hospitals, by the total number of patient days.

(f)	Represents the average amount of revenue recognized for each patient visit. Net revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits.

(g)	For the three months ended March 31, 2019, the financial results of Select Medical’s reportable segments have been changed to remove the net operating revenues and expenses associated with employee leasing services provided to its non-consolidating subsidiaries. These results are now reported as part of Select Medical’s other activities. Select Medical leases employees at cost to these non-consolidating subsidiaries.

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VI. Net Income to Adjusted EBITDA Reconciliation

For the Three Months Ended March 31, 2019 and 2020

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used to evaluate financial performance and determine resource allocation for each of Select Medical’s operating segments. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended March 31,
	2019	2020
Net income	$53,344	$70,448
Income tax expense	18,467	21,912
Interest expense	50,811	46,107
Gain on sale of businesses	(6,532)	(7,201)
Equity in earnings of unconsolidated subsidiaries	(4,366)	(2,588)
Income from operations	111,724	128,678
Stock compensation expense:
Included in general and administrative	4,748	5,437
Included in cost of services	1,507	1,466
Depreciation and amortization	52,138	51,752
Adjusted EBITDA	$170,117	$187,333

Critical illness recovery hospital	$72,998	$88,570
Rehabilitation hospital	25,797	38,569
Outpatient rehabilitation	28,991	27,122
Concentra	66,258	61,466
Other(a)	(23,927)	(28,394)
Adjusted EBITDA	$170,117	$187,333

(a)	Other primarily includes general and administrative costs.

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VII. Reconciliation of Earnings per Common Share to Adjusted Earnings per Common Share

For the Three Months Ended March 31, 2019 and 2020

(In thousands, except per share amounts, unaudited)

Adjusted net income attributable to common shares and adjusted earnings per common share are not measures of financial performance under GAAP. Items excluded from adjusted net income attributable to common shares and adjusted earnings per common share are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted net income attributable to common shares and adjusted earnings per common share are important to investors because they are reflective of the financial performance of Select Medical’s ongoing operations and provide better comparability of its results of operations between periods. Adjusted net income attributable to common shares and adjusted earnings per common share should not be considered in isolation or as alternatives to, or substitutes for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because adjusted net income attributable to common shares and adjusted earnings per common share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income attributable to common shares and adjusted earnings per common share as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile net income attributable to common shares and earnings per common share on a fully diluted basis to adjusted net income attributable to common shares and adjusted earnings per common share on a fully diluted basis.

	Three Months Ended March 31,
	2019	Per Share(a)	2020	Per Share(a)
Net income attributable to common shares(a)	$39,491	$0.30	$51,307	$0.40
Adjustments:(b)
Gain on sale of businesses	(4,545)	(0.03)	(3,652)	(0.03)
Adjusted net income attributable to common shares	$34,946	$0.27	$47,655	$0.37

(a)	Net income attributable to common shares and earnings per common share are calculated based on the diluted weighted average common shares outstanding, as presented in table II.

(b)	Adjustments to net income attributable to common shares include estimated income tax and non-controlling interest impacts and are calculated based on the diluted weighted average common shares outstanding.

The estimated income tax impact, which is determined using tax rates based on the nature of the adjustment and the jurisdiction in which the adjustment occurred, includes both current and deferred income tax expense or benefit. For the three months ended March 31, 2019 and 2020, the adjustments to net income attributable to common shares include estimated income tax expense of approximately $1.8 million and $3.4 million, respectively.

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